UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2012

Idera Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31918	04-3072298
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 Sidney Street Cambridge, Massachusetts		02139
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 679-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 26, 2012, Idera Pharmaceuticals, Inc. (the “Company”) received a letter from Nasdaq Listing Qualifications staff of The Nasdaq Stock Market (“Nasdaq”) indicating that based on the closing bid price of the Company’s common stock for the 30 consecutive business days prior to November 26, 2012, the Company no longer satisfied the requirement that it maintain a minimum bid price of $1.00 per share (“Minimum Bid Price Requirement”) as required by Nasdaq Listing Rule 5450(a)(1).

The notification of non-compliance has no immediate effect on the listing or trading of the Company’s common stock on The Nasdaq Global Market. Under the Nasdaq Listing Rules, if during the 180 calendar days following the date of the notification (that is, prior to May 28, 2013) the closing bid price of the Company’s common stock is at or above $1.00 per share for a minimum of 10 consecutive business days, the Company will regain compliance with the Minimum Bid Price Requirement and the matter will be closed.

If the Company does not regain compliance with the Minimum Bid Price Requirement by May 28, 2013, Nasdaq will provide written notification to the Company that its common stock is subject to delisting. The Company may receive an additional 180 day grace period (for a total of 360 days from November 26, 2012) to regain compliance with the Minimum Bid Price Requirement provided that the Company has applied to transfer its securities to The Nasdaq Capital Market and is then in compliance with the continued listing standard for market value of publicly held shares and all other applicable initial listing standards for The Nasdaq Capital Market, other than the Minimum Bid Price Requirement. If the Company does not meet the applicable requirements to transfer to The Nasdaq Capital Market, or elects to seek continued listing on The Nasdaq Global Market, it may request a hearing before a Nasdaq Hearing Panel (“Panel”) at such time as it receives any notification that it has no further grace period, and the Panel would have the discretion to grant the Company an additional grace period of up to 180 days (for a total of 360 days from November 26, 2012).

The Company intends to continue to monitor the bid price for its common stock between now and May 28, 2013 and to consider available options if its common stock does not trade at a level that is likely to result in the Company regaining compliance with the Minimum Bid Price Requirement. The Company disclaims any intention or obligation to update this Current Report on Form 8-K for purposes of disclosing any action or response that the Company decides to take after the date hereof in respect to this matter.

As previously reported, on June 7, 2012, the Company received a notification letter from Nasdaq advising it that it was not in compliance with the $50 million minimum market value of listed securities requirement for continued listing on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(A). Nasdaq also noted in its letter that the Company was no longer in compliance with Nasdaq Listing Rule 5450(b)(1)(A) which requires registrants to maintain a minimum of $10 million in stockholders’ equity. Nasdaq stated in its letter that in accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company would have a compliance period of 180 calendar days, or until December 4, 2012, to regain compliance with the minimum market value continued listing requirement. The Nasdaq letter stated that if, at any time before December 4, 2012, the minimum market value of the Company’s common stock closed at $50 million or more for a minimum of 10 consecutive business days, the Nasdaq staff would provide the Company with written notification that it had achieved compliance with the minimum market value continued listing requirements and the matter would be closed. The Company could also regain compliance with Nasdaq’s continued listing requirements by reporting stockholders’ equity of $10 million or more. As of November 26, 2012, the Company had not regained compliance with these listing requirements. Accordingly, the Company anticipates receiving a notice of non-compliance from Nasdaq shortly following December 4, 2012. Upon receipt of such notice, the Company intends to request a hearing before a Panel. The request for a hearing will automatically stay any suspension or delisting action until the hearing process concludes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Idera Pharmaceuticals, Inc.

Date: November 30, 2012	By:	/s/ Louis J. Arcudi, III
Louis J. Arcudi, III Chief Financial Officer, Treasurer and Secretary